UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 20, 2008
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

520 Madison Ave., 12th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 10.1
EXHIBIT 10.2

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 20, 2008, we entered into an Investment Agreement and Standstill Agreement (the “Agreements”) with Leucadia National Corporation (“Leucadia”). On April 21, 2008, as more fully set forth in the Agreements, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference, we purchased from Leucadia 10,000,000 common shares of Leucadia in exchange for our issuance of 26,585,310 shares of our common stock, representing 19.98% of our outstanding shares, and a payment to Leucadia of $100,021,353.
Pursuant to the Agreements, we increased the size of our board of directors by two and elected two designees selected by Leucadia to fill the new directorships. Leucadia designated Ian M. Cumming, Leucadia’s Chairman, and Joseph S. Steinberg, a director of Leucadia and its President, to fill the two newly created vacancies on our board. Leucadia will continue to have the right to appoint two directors for two years so long as Leucadia maintains at least 15% beneficial ownership of our outstanding shares. Leucadia agreed that for a period of two years, subject to certain exceptions (i) not to sell any of our shares acquired in the transaction, (ii) not to acquire additional shares of our voting securities if such acquisition would result in Leucadia beneficially owning more than 30% of our outstanding shares, and (iii) to vote its shares of our common stock in favor of the slate of directors nominated by our board of directors.
On April 2, 2007, we reorganized Jefferies High Yield Trading, LLC (“JHYT”) to conduct the secondary market trading activities previously performed by the High Yield division of Jefferies and the High Yield Funds. As previously disclosed, we and a subsidiary of Leucadia each own 50% of the voting securities of JHYH and each have the right to nominate two of a total of four directors to JHYH’s board of directors. Leucadia’s nominees to our board of directors, Messrs. Cumming and Steinberg, are two of the directors of JHYH. Leucadia has invested $350,000,000 in JHYH and is currently committed to an additional investment of $250,000,000, subject to our prior request. Pursuant to the Agreements, any request to Leucadia for additional capital investment in JHYH will require the unanimous consent of our board of directors (including the consent of Leucadia’s designees to our board of directors).
Through our subsidiaries, we have performed investment banking and other services for Leucadia and its affiliates. From January 1, 2007, we received approximately $19.4 million in fee income from Leucadia for investment banking and other services performed for Leucadia and its affiliates.
On April 21, 2008, we issued an aggregate of 26,585,310 shares of our common stock to Leucadia for the consideration described above. The shares were issued in a transaction not involving a public offering. The transaction is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
On April 21, 2008, our board of directors elected Ian M. Cumming and Joseph S. Steinberg to our board of directors. The elections were made in accordance with the terms of the Agreements described above. At the time of election, our board of directors did not appoint Messrs. Cumming or Steinberg to any committees of the board. Pursuant to the terms of the Agreements, at Leucadia’s request, at least one of Leucadia’s board designees shall be appointed to serve on each committee of the board, with the exception of the Audit Committee.
Mr. Cumming, 67, has served as a director and Chairman of the Board of Leucadia since June 1978. Leucadia is a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services, gaming entertainment, real estate activities, medical product development and winery operations. Mr. Cumming is also Chairman of the Board of The FINOVA Group Inc, a middle market lender. Mr. Cumming is a director of Skywest, Inc., a Utah-based regional air carrier, HomeFed Corporation (“HomeFed”), a publicly held real estate development company, and AmeriCredit Corp., an auto finance company. Mr. Cumming is an alternate director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore.
Mr. Steinberg, 64, has served as a director of Leucadia since December 1978 and as its President since January 1979. In addition, Mr. Steinberg is Chairman of the Board of HomeFed and a director of FINOVA and Fortescue.

Item 9.01.	Financial Statements and Exhibits
The following exhibit is filed with this report:

Number	Exhibit

10.1	Investment Agreement by and between Leucadia National Corporation and Jefferies Group, Inc. dated as of April 20, 2008.

10.2	Standstill Agreement by and between Leucadia National Corporation and Jefferies Group, Inc. dated as of April 20, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: April 21, 2008	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Investment Agreement by and between Leucadia National Corporation and Jefferies Group, Inc. dated as of April 20, 2008.

10.2	Standstill Agreement by and between Leucadia National Corporation and Jefferies Group, Inc. dated as of April 20, 2008.